Exhibit 99.1

CITIGROUP REPORTS FOURTH QUARTER INCOME OF $5.13 BILLION, EPS OF $1.03

RECORD QUARTERLY REVENUES OF $23.8 BILLION, UP 15%

INCOME FROM CONTINUING OPERATIONS UP 3%

EPS FROM CONTINUING OPERATIONS UP 5%

RECORD FULL YEAR 2006 REVENUES OF $89.6 BILLION, UP 7%

RECORD INCOME FROM CONTINUING OPERATIONS OF $21.2 BILLION, UP 7%

RECORD EPS FROM CONTINUING OPERATIONS OF $4.25, UP 11%

New York, NY, January 19, 2007 — Citigroup Inc. (NYSE:C) today reported net income for the 2006 fourth quarter of $5.13 billion, or $1.03 per share.  Results include previously disclosed charges of $415 million after-tax in Japan consumer finance to increase reserves and reposition the business.  Return on common equity was 17.2%.

For the full year 2006, net income was $21.54 billion, or $4.31 per share, and return on common equity was 18.8%.  See Appendix A for full year business segment results.

Management Comment

“Our results were highlighted by double-digit revenue growth in our corporate and investment banking, wealth management and alternative investment businesses.  In U.S. consumer, we continued to see positive trends from our strategic actions.  Performance in these businesses was partially offset by lower results in international consumer, which included significant charges in our Japan consumer finance business.  Customer balances continued to grow strongly, partly driven by our investment in new distribution,” said Charles Prince, Chairman and Chief Executive Officer of Citigroup.

“During the quarter, we continued to expand our business through a balance of organic investment and targeted acquisitions. We opened a record number of branches and continued to invest in our technology and our people.  We also announced five acquisitions, all to expand our international franchise.  We led a consortium that acquired 85% of Guangdong Development Bank in China.  In Central America, we announced the acquisition of Grupo Financiero Uno, a consumer credit card franchise, and Grupo Cuscatlan, a corporate and consumer bank.  We also announced the acquisition of Quilter, one of the United Kingdom’s most respected wealth advisory firms, and the acquisition of a 20% stake in Akbank, a leading Turkish bank,” said Prince.

“Our 2007 priorities are clear:  generating sustainable growth in U.S. consumer, growing international consumer, corporate and investment banking and wealth management businesses more quickly, focusing sharply on expense management, and remaining highly disciplined in credit management.  We will continue to invest to integrate our businesses and expand our reach, while at the same time taking a thorough review of our entire expense base to ensure that we operate as efficiently and effectively as possible,” said Prince.

Citigroup Fourth Quarter 2006 Segment Results

	Revenues		%	Net Income			%
(In Millions of Dollars, except EPS)	2006	2005	Change	2006	2005		Change
Global Consumer	$12,882	$11,799	9%	$2,611	$2,434		7%
Corporate and Investment Banking	7,080	6,236	14	1,754	2,047		(14)
Global Wealth Management	2,716	2,237	21	411	297		38
Alternative Investments	1,308	732	79	549	351		56
Corporate/Other	(158)	(225)	30	(196)	(157)		(25)
Results from Continuing Operations	$23,828	$20,779	15%	$5,129	$4,972		3%
Discontinued Operations				—	2,009	(1)	NM
Cumulative Effect of Accounting Change				—	(49) (2)		NM
Total Citigroup				$5,129	$6,932		(26)%
Earnings per Share from Continuing Operations				$1.03	$0.98		5%
Earnings per Share				$1.03	$1.37		(25)%

NM Not meaningful.

(1)             Includes a $2.1 billion after-tax gain on the sale of substantially all of asset management, which closed December 1, 2005.

(2)             Due to adoption of FIN 47, which requires current recognition of certain future estimated lease termination costs.

Fourth Quarter Summary

•                  Revenues were a record, up 15%, driven by 14% revenue growth in corporate and investment banking, 79% in alternative investments, and 21% in global wealth management.  Global consumer revenues increased 9%.

—           International revenues grew 11%, with international corporate and investment banking up 20% and international wealth management up 48%.  International consumer revenues increased 2%, including the impact of charges in Japan consumer finance.

—           Deposits and loans grew 20% and 16%, respectively.  In global consumer, investment AUMs increased 17%.  Capital markets and banking ranked #1 in global debt underwriting, #2 in announced M&A and #2 in global equity underwriting and global loan syndications for the full year 2006.  In global wealth management, client assets under fee-based management grew 15%.

•                  Operating expenses increased 23%, including 4 percentage points due to increased investment spending, 3 percentage points due to acquisitions and foreign exchange, and 2 percentage points due to SFAS 123(R) accruals. The remaining expense growth was driven by higher business volumes, and the absence of a net release of legal reserves that lowered expenses in the prior-year period.

—           The company opened a record 380 new branches, including 288 internationally, and 92 in the U.S.  For the full year 2006, a record 1,165 branches have been opened, of which 862 are international and 303 are in the U.S.

•                  Credit costs increased 10%, as lower costs in U.S. consumer were more than offset by increased credit costs in international consumer and corporate and investment banking.  U.S. consumer credit costs declined due to lower bankruptcy filings.  In international consumer, credit costs primarily reflected portfolio growth, including a significant increase in Mexico due to target market expansion.  The international and U.S. consumer credit environment was generally stable.  The global corporate credit environment also remained stable.

•                  Excluding charges in Japan consumer finance, the net interest margin was even with the 2006 third quarter.

•                  Share repurchases totaled $1 billion, or approximately 19 million shares.  For the full year 2006, share repurchases totaled $7 billion and dividends paid to common shareholders totaled $9.8 billion.

Expanding Distribution

During the fourth quarter and for the full year 2006, continued investment spending led to record branch expansion.

	New Branches Opened
	United States		International		Total
	4Q	FY	4Q	FY	4Q	FY
Retail Bank Branches	42	101	119	342	161	443
Consumer Finance Branches	50	202	169	520	219	722
Total	92	303	288	862	380	1,165

International retail branch openings in the fourth quarter included 60 in Mexico, 16 in Brazil, 13 in Russia, and 8 in Turkey.  International consumer finance branch openings included 45 in Mexico, 41 in India, 38 in Brazil and 11 in Korea.

APPENDIX

GLOBAL CONSUMER GROUP

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2006	2005	Change	2006	2005	Change
U.S. Cards	$3,571	$2,725	31%	$1,001	$444	NM
U.S. Retail Distribution	2,407	2,359	2	463	391	18%
U.S. Consumer Lending	1,471	1,388	6	484	458	6
U.S. Commercial Business	508	481	6	146	121	21
Total U.S. Consumer	$7,957	$6,953	14%	$2,094	$1,414	48%

International Cards	$1,650	$1,360	21%	$231	$357	(35)%
International Consumer Finance	349	958	(64)	(351)	174	NM
International Retail Banking	2,946	2,552	15	748	565	32
Total International Consumer	$4,945	$4,870	2%	$628	$1,096	(43)%

Other	(20)	(24)	17	(111)	(76)	(46)
Global Consumer	$12,882	$11,799	9%	$2,611	$2,434	7%

NM Not meaningful.
•                  U.S. Cards

—           Revenues increased 31% and net income was up 125%, primarily reflecting the absence of a $545 million pre-tax charge to conform accounting practices for customer rewards in the prior-year period.  Excluding the rewards charge, revenues increased 9% and net income grew 27%.

—           Revenue growth was primarily driven by higher results from previously securitized receivables and increased fee revenue.  Net interest revenues declined due to net interest margin compression.

—           Credit costs declined 15% due to lower bankruptcy filings and a stable credit environment.  The managed net credit loss ratio was 4.35%, a decline of 233 basis points versus the prior year.

—           Average managed loans grew 2%, driven by higher reward and private label card balances, including the addition of Federated card receivables.

•                  U.S. Retail Distribution

—           Revenue growth was primarily driven by increased customer business volumes, which were largely offset by net interest margin compression.  Average deposits and loans grew 19% and 11%, respectively, and investment product sales grew 27%.  Deposits in Citibank e-savings reached $9.9 billion.  Lower net interest margins reflected increased e-savings and time deposits, which were driven by new marketing campaigns and a shift in customer preferences.

—           Expenses increased 13% on higher customer activity, increased marketing, and investment in new branches.  During the quarter, 42 new Citibank branches and 50 consumer finance branches were opened.

—           Net income increased 18%, as credit costs declined significantly due to lower bankruptcy filings.  The net credit loss ratio declined 110 basis points to 2.88%.

•                  U.S. Consumer Lending

—           Revenues increased 6%, driven by increased loan balances and higher gains on sales of securities.  Net interest revenues increased slightly, as 17% growth in average loans was largely offset by net interest margin compression across the loan portfolios.

—           Expenses increased 3%, primarily due to investment spending and higher collection costs.  Higher credit costs reflected portfolio growth and seasoning, as well as increased net credit losses in second mortgages and auto loans.

•                  U.S. Commercial Business

—           Revenue growth of 6% was driven by increased loan and deposit balances, up 9% and 4% respectively, and stable net interest margins.

—           Net income increased 21%, as higher credit costs were partially offset by a decline in expenses.  Credit costs increased due to the absence of loan loss reserve releases recorded in the prior-year period.  Credit conditions remained stable.

•                  International Cards

—           Revenues were a record, increasing 21% on higher purchase sales and average loans, both up 26%; this was partially offset by the continued revenue impact of industry-wide credit conditions in the Taiwan cards market.  Revenue and volume growth includes the integration of Credicard in Brazil.  Loan balances grew at a double-digit pace in Mexico, EMEA, Asia, and Latin America.

—           Expenses grew 26%, reflecting the integration of Credicard, continued investment in organic growth and higher customer activity.

—           Credit costs increased $272 million, primarily driven by target market expansion in Mexico, which led to higher net credit losses and a $111 million pre-tax addition to increase loan loss reserves.

—           Net income declined due to higher credit costs, increased investment spending and the absence of a $57 million after-tax gain on sale of a merchant acquiring business in EMEA in the prior-year period.

•                  International Consumer Finance

—           In Japan, revenues and net income declined due to a $375 million after-tax charge to increase reserves for estimated losses due to customer settlements.  Results also include a $40 million after-tax charge to reposition the business, and $74 million after-tax in increased customer settlements and net credit losses versus the prior-year period.   These charges reflect recent changes in the operating environment and the December 13, 2006, passage of changes to consumer lending laws.

—           Outside of Japan, revenues increased 27%, driven by 23% growth in average loans.  Net income declined as revenue growth was offset by increased investment spending, including the opening of 169 new branches, and an increase in credit costs due to portfolio growth.

•                  International Retail Banking

—           Revenues were a record, increasing 15%, driven by increased deposits and loans, up 8% and 12% respectively, and 33% growth in investment product sales.  Results also include a $234 million net pre-tax gain on the sale of Avantel, a telecommunications company in Mexico.  Loan balances grew at a double-digit pace in Asia, EMEA, and Latin America.

—           Expense growth reflected increased business volumes and continued investment spending.  During the quarter, 119 new branches were opened.

—           Credit costs declined due to the absence of charges to increase loan loss reserves in the prior-year period. The NCL rate remained stable at 1.29%.

CORPORATE AND INVESTMENT BANKING

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2006	2005	Change	2006	2005	Change
Capital Markets and Banking	$5,486	$4,919	12%	$1,389	$1,421	(2)%
Transaction Services	1,594	1,317	21	378	275	37
Other	—	—	—	(13)	351	NM
Corporate and Investment Banking	$7,080	$6,236	14%	$1,754	$2,047	(14)%
International Results	$4,658	$3,872	20%	$1,347	$1,089	24%

•                  Capital Markets and Banking

—           Fixed income markets revenues increased 32% to $2.75 billion, primarily driven by improved results in interest rate and credit products and foreign exchange.

—           Equity markets revenues grew 17% to $900 million, on higher results in cash trading, convertibles and equity finance and prime brokerage.

—           Investment banking revenues increased 16% to a record $1.34 billion, reflecting higher debt and equity underwriting revenues, up 17% and 47%, respectively.

—           Operating expenses increased 21% due to increased staffing, higher business volumes and SFAS 123(R) accruals.

—           Net income declined due to the absence of a $386 million pre-tax gain on the sale of Nikko Cordial shares in the prior-year period.

•                  Transaction Services

—           Revenues and net income, up 21% and 37%, respectively, were driven by higher customer volumes, reflecting increased liability balances, up 24%; assets under custody, up 21%; and the positive impact of higher short-term interest rates.

—           Operating expenses increased 15%, primarily driven by increased business volumes.

•                  Other

—           Net income declined due to the absence of a $375 million after-tax release of WorldCom/research litigation reserves in the prior-year period.

GLOBAL WEALTH MANAGEMENT

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2006	2005	Change	2006	2005	Change
Smith Barney	$2,189	$1,781	23%	$305	$208	47%
Private Bank	527	456	16	106	89	19%
Global Wealth Management	$2,716	$2,237	21%	$411	$297	38%
International results	$379	$256	48%	$61	$32	91%

•                  Smith Barney

—           Revenue growth was driven by a continued shift toward offering fee-based advisory products and services, resulting in a 33% increase in fee-based and net interest revenues.   Transactional revenues increased 8%, as a higher volume of new securities offerings drove increased customer trading.  Results also reflected the acquisition of the Legg Mason business in December 2005.

—           Assets under fee-based management increased 15% to $343 billion, driven by net client asset flows and positive market action.  Net client asset flows were $9 billion during the quarter.

—           Results included $58 million in SFAS 123(R) expenses.

•                  Private Bank

—           Revenue and net income growth was driven by a 29% increase in international revenues, reflecting strong growth in Asia capital markets products.  Expense growth primarily reflected increased client activity, which led to higher compensation costs, including the net addition of 49 bankers since the fourth quarter of 2005.

—           Client business volumes increased 14%, including 17% growth in client assets under fee-based management.

ALTERNATIVE INVESTMENTS

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2006	2005	Change	2006	2005	Change
Alternative Investments	$1,308	$732	79%	$549	$351	56%

•                  Alternative Investments

—           Revenues and net income were a record, driven by strong performance across all proprietary investments products, including increased results in private equity and hedge funds, and higher client revenues.  During the quarter, capital raising for a new $3.3 billion private equity fund was successfully completed.

CORPORATE/OTHER

Corporate/Other income declined, as improved treasury results were more than offset by increased taxes.

INTERNATIONAL OPERATIONS (1)

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2006	2005	Change	2006	2005	Change
Global Consumer	$1,612	$1,219	32%	$477	$276	73%
Corporate and Investment Banking	199	212	(6)	85	114	(25)
Global Wealth Management	33	32	3	9	9	—
Mexico	$1,844	$1,463	26%	$571	$399	43%

Global Consumer.	$1,404	$1,426	(2)%	$112	$282	(60)%
Corporate and Investment Banking	2,252	1,646	37	545	248	NM
Global Wealth Management	90	74	22	8	(2)	NM
Europe, Middle East and Africa (EMEA)	$3,746	$3,146	19%	$665	$528	26%

Global Consumer.	$91	$800	(89)%	$(326)	$174	NM
Corporate and Investment Banking	310	646	(52)	77	338	(77)%
Global Wealth Management	—	—	—	—	—	—
Japan	$401	$1,446	(72)%	$(249)	$512	NM

Global Consumer.	$1,291	$1,132	14%	$332	$323	3%
Corporate and Investment Banking	1,440	1,017	42	510	295	73
Global Wealth Management	206	103	100	40	24	67
Asia (excluding Japan)	$2,937	$2,252	30%	$882	$642	37%

Global Consumer.	$547	$293	87%	$33	$41	(20)%
Corporate and Investment Banking	457	351	30	130	94	38
Global Wealth Management	50	47	6	4	1	NM
Latin America	$1,054	$691	53%	$167	$136	23%

Total International	$9,982	$8,998	11%	$2,036	$2,217	(8)%

(1) International results for the quarter are fully reflected in the product disclosures.

•                  Mexico

—           Consumer revenue and income growth was driven by a $234 million net pre-tax gain on the sale of Avantel, a telecommunications company, and 13% growth in average loans, which was partially offset by net interest margin compression.  Credit costs increased due to target market expansion and portfolio growth in cards, which led to a $111 million pre-tax addition to loan loss reserves and higher net credit losses. During the quarter, 60 new retail bank branches and 45 new consumer finance branches were opened.

—           Corporate and investment banking revenues and net income declined as double-digit revenue growth in equity markets and transaction services was offset by lower results in fixed income markets results.

•                  Europe, Middle East and Africa

—           Consumer revenues declined due to the absence of a $95 million pre-tax gain on sale of a card merchant acquiring business recorded in the prior year period.  Excluding the gain, revenues increased 5% on growth in customer deposits and loans of 17% and 16% respectively, and higher investment product sales.  The net income decline also reflected higher expenses due to increased business volumes and investment spending, which included the opening of 28 retail bank branches and 21 consumer finance branches.

—           Corporate and investment banking results were driven by strong double-digit growth across all products, including equity and fixed income markets, investment banking and transaction services.

•                  Japan

—           Consumer revenues and net income declined due to a $375 million after-tax charge to increase reserves for estimated losses due to customer settlements.  Results also include a $40 million after-tax charge to reposition the business, and $74 million after-tax in increased customer settlements and net credit losses versus the prior-year period.  These charges reflect recent changes in the operating environment and the December 13, 2006, passage of changes to consumer lending laws.

—           Corporate and investment banking revenues and net income were down as strong growth in fixed income markets and underwriting was offset by lower results in equity markets, and the absence of a $386 million pre-tax gain on the sale of Nikko Cordial shares in the prior-year period.

•                  Asia

—           Consumer revenues increased 14% as growth in deposits and loans, up 9% and 15% respectively, were partially offset by net interest margin compression.  Net income increased 3%, reflecting higher investment spending, increased business volumes, and higher credit costs.  During the quarter, 61 new consumer finance branches and 8 retail bank branches were opened.

—           Record revenues and net income in corporate and investment banking were driven by double-digit growth in fixed income and equity markets, investment banking and transaction services.

—           Wealth management results were driven by strong growth in capital markets products.

•                  Latin America

—           Consumer revenues increased 87%, driven by double-digit organic loan growth in retail banking, consumer finance, and cards, and the integration of Credicard in Brazil.  Net income declined due to higher investment spending and increased credit costs.  During the quarter, 42 consumer finance and 23 retail bank branches were opened.

—           Corporate and investment banking revenue and net income growth was driven by double-digit revenue growth in fixed income and equity markets, lending and transaction services.

A reconciliation of non-GAAP financial information contained in this press release is set forth in page 11.

Citigroup (NYSE: C), the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments, and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management.  Major brand names under Citigroup’s trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, and Banamex.  Additional information may be found at www.citigroup.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement.  Both the earnings release and the Financial Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:
Press:	Shannon Bell	(212) 793-6206	Equity Investors:	Arthur Tildesley	(212) 559-2718
	Michael Hanretta	(212) 559-9466	Fixed Income Investors:	Maurice Raichelson	(212) 559-5091

APPENDIX A

CITIGROUP FULL YEAR 2006 SEGMENT RESULTS

	Revenues		%	Net Income		%
(In Millions of Dollars, except EPS)	2006	2005	Change	2006	2005	Change
Global Consumer:
U.S. Cards	$13,508	$12,824	5%	$3,890	$2,754	41%
U.S. Retail Distribution	9,584	9,515	1	2,027	1,752	16
U.S. Consumer Lending	5,519	5,469	1	1,912	1,938	(1)
U.S. Commercial Business	1,983	2,299	(14)	561	729	(23)
Total U.S. Consumer	$30,594	$30,107	2%	$8,390	$7,173	17%

International Cards	$5,959	$4,850	23%	$1,137	$1,373	(17)%
International Consumer Finance	3,318	3,819	(13)	40	642	(94)
International Retail Banking	10,518	9,727	8	2,840	2,083	36
Total International Consumer	$19,795	$18,396	8%	$4,017	$4,098	(2)%
Other	(90)	(258)	65	(351)	(374)	6
Total Global Consumer	$50,299	$48,245	4%	$12,056	$10,897	11%

Corporate and Investment Banking:
Capital Markets and Banking	$21,218	$18,970	12%	$5,763	$5,327	8%
Transaction Services	5,971	4,891	22	1,426	1,135	26
Other	(2)	2	NM	(62)	433	NM
Total Corporate and Investment Banking	$27,187	$23,863	14%	$7,127	$6,895	3%

Global Wealth Management:
Smith Barney	$8,160	$6,825	20%	$1,005	$871	15%
Private Bank	2,017	1,859	8	439	373	18
Total Global Wealth Management	$10,177	$8,684	17%	$1,444	$1,244	16%
Alternative Investments	$2,901	$3,430	(15)%	$1,276	$1,437	(11)%
Corporate/Other	$(949)	$(580)	(64)%	$(654)	$(667)	2%

Income From Continuing Operations				$21,249	$19,806	7%

Discontinued Operations(1)				289	4,832	—

Cumulative Effect of Accounting Change(2)				—	(49)	—

Total Citigroup	$89,615	$83,642	7%	$21,538	$24,589	(12)%

(1)             Primarily includes gains and tax benefits relating to the final settlement of the life insurance and annuities and asset management sale transactions.  The life insurance and annuities sale transaction closed on July 1, 2005, resulting in a total gain of $2.2 billion after-tax.  The asset management sale transaction closed on December 1, 2005, resulting in a gain of $2.1 billion after-tax.

(2)             Due to adoption of FIN 47, which requires current recognition of certain future estimated lease termination costs.

SUMMARY OF PRESS RELEASE DISCLOSED ITEMS - NET INCOME IMPACT ($MM)

	4Q’05		4Q’06
Cards	$(408	)(1,2,3)	$—
Retail Distribution	(100	)(1,2,3)	—
Consumer Lending	—		—
Commercial Business Group	19	(2)	—
U.S. Consumer	(489)		—
Cards	35	(2,6)	—
Consumer Finance	—		(489	)(9)
Retail Banking	(32	)(2)	145	(10)
International Consumer	3		(344)
Other Consumer	—		—
Global Consumer	(486)		(344)
Capital Markets and Banking	101	(2,5,7)	—
Transaction Services	(4	)(2)	—
Other	375	(4)	—
Corporate & Investment Banking	472		—
Smith Barney	—		—
Private Bank	(8	)(2)	—
Global Wealth Management	(8)		—
Alternative Investments	—		—
Corporate / Other	—		—
Discontinued Operations	2,082	(8)	—

(1)          Impact on revenues and net credit losses from increased consumer bankruptcy filings due to new legislation of ($393) pretax (($252) after-tax) comprised of ($300) pre-tax (($192) after-tax) in U.S. Cards and ($93) pre-tax (($60) after-tax) in U.S. Retail Distribution.

(2)          LLR release of $3 pre-tax ($1 after-tax) comprised of after-tax $126 in U.S. Cards, ($28) in U.S. Retail Distribution, $19 in U.S. Commercial Business Group, ($22) in International Cards, ($32) in International Retail Banking, ($50) in CM&B, ($4) in GTS and ($8) in Private Bank.

(3)          Charge to conform accounting practice for customer rewards of ($565) pre-tax (($354) after-tax) comprised of ($545) pre-tax (($342) after-tax) in U.S. Cards and ($20) pre-tax (($12) after-tax) in U.S. Retail Distribution.

(4)          Release of WorldCom/Research litigation reserves of $600 pre-tax ($375 after-tax) in CIB Other.

(5)          Gain on sale of Nikko Cordial stock of $386 pre-tax ($248 after-tax) in CM&B.

(6)          Gain on sale of card merchant acquiring business of $89 pre-tax ($57 after-tax) in International Cards.

(7)          Increased reserve for previously disclosed legal matters of ($160) pre-tax (($97) after-tax) in CM&B.

(8)          Gain on sale of Asset Management of $2.08B after-tax in Discontinued Operations.

(9)          Establishment of a reserve for customer settlements, higher year-over-year credit costs and refunds, and a repositioning charge of ($755) pre-tax (($489) after-tax) in Japan Consumer Finance.

(10)    Gain on sale of Avantel of $234 pre-tax ($145 after-tax) in International Retail Banking.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     U.S. Cards revenues and net income excluding the impact of the charge to conform accounting practices for customer rewards.

(ii)                                  EMEA Consumer revenues excluding gain on sale of a card merchant acquiring business.

The Company believes that these non-GAAP financial measures provide a fuller understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual charges in the quarter. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.

Reconciliation of the GAAP financial measures to the aforementioned non-GAAP measures follows:

	4Q 2006	4Q 2005	4Q’06 vs. 4Q’05 % Change
($ in millions)
GAAP U.S. Cards Revenues	$3,571	$2,725	31%
Excluding the impact of the charge to conform accounting practices for customer rewards	—	545
Non-GAAP U.S. Cards Revenues as Adjusted	$3,571	$3,270	9%

GAAP U.S. Cards Net Income	$1,001	$444	125%
Excluding the impact of the charge to conform accounting practices for customer rewards	—	342
Non-GAAP U.S. Cards Net Income as Adjusted	$1,001	$786	27%

GAAP EMEA Consumer Revenues	$1,404	$1,426	(2)%
Excluding the impact of the gain on sale of a card merchant acquiring business	—	(95)
Non-GAAP EMEA Consumer Revenues as Adjusted	$1,404	$1,331	5%